EX-35.9


(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2012, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas as Certificate Administrator, Paying Agent and Custodian and Situs Holdings LLC, as Operating Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-CCRE3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from January 1, 2013 through December 31, 2013 (the "Reporting Period"), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2014.


/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank



Wells Fargo Bank, N.A.

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